Exhibit 99

             Dillard's, Inc. Reports August Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Sept. 6, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended September 1, 2007 were $537,038,000 compared to sales for the four weeks ended August 26, 2006 of $556,700,000. Total sales for the four-week period declined 4%. Sales in comparable stores declined 5%.

    Sales for the 30 weeks ended September 1, 2007 were $3,949,148,000 compared to sales for the 30 weeks ended August 26, 2006 of $4,078,407,000. Total sales declined 3% for the 30-week period. Sales in comparable stores declined 4%.

    During the four weeks ended September 1, 2007, sales in the Western and Central regions were slightly above the Company's average sales performance for period. Sales were slightly below trend in the Eastern region.

    During the four weeks ended September 1, 2007, the sales performance trend in shoes was significantly better than the average total trend for the Company. Sales in juniors' and children's apparel, men's apparel and accessories and home and other were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations